UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

SIGNING DAY SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41863	87-2792157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8355 East Hartford Rd., Suite 100, Scottsdale, AZ	85255
(Address of principal executive offices)	(Zip Code)

(480) 220-6814
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SGN	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2025 by Signing Day Sports, Inc. (the “Company”), on January 28, 2025, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”), dated as of January 28, 2025 (the “Effective Date”), by and among the Company, Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), James Gibbons (“Gibbons”), and Nicholas Link (together with Gibbons, the “Sellers”). The Purchase Agreement provided that, subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, the Company will consummate the transactions (the “Transactions”) contemplated by the Purchase Agreement at the date (the “Closing Date”) of the closing of the Transactions (the “Closing”). The Transactions were contemplated to include (a) the Company’s issuance to the Sellers of (i) shares of common stock, par value $0.0001 per share, of the Company (“common stock”), constituting 19.99% of its outstanding shares of common stock; and (ii) an aggregate of 19,782.720 shares of a Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, which would automatically convert, upon and subject to certain conditions, into 19,782,720 shares of common stock; and (b) the Sellers’ sale and transfer to the Company of the number of shares of common stock and preferred stock of DRCR that represent in the aggregate 99.13% of the issued and outstanding capital stock and aggregate voting power of DRCR.

The Purchase Agreement provided that it may be terminated by any of the parties at any time before the end of the Restricted Period (as defined in the Purchase Agreement), by written notice, if the Closing has not occurred on or before the 30th day following the Effective Date, except if the party seeking termination is in material breach of the Purchase Agreement and such breach proximately caused the failure to consummate the Transactions on or before the date of the termination (the “Termination Right”).

The Purchase Agreement provided that the consummation of the Transactions was subject to the satisfaction or waiver of certain conditions to the Closing. The conditions to the Closing included the condition that the parties to the Purchase Agreement obtain all approvals required by Nasdaq for the initial listing of the Company’s common stock on The Nasdaq Stock Market LLC (“Nasdaq”) and the transfer of the Company’s listing from the NYSE American LLC (the “NYSE American”) to Nasdaq (the “Nasdaq Listing Requirement”).

On March 4, 2025, the Company exercised the Termination Right and delivered a notice of such exercise to DRCR and the Sellers terminating the Purchase Agreement, effective as of March 4, 2025. The Company’s notice stated that the Company, in consultation with its legal counsel, had determined that the parties to the Purchase Agreement will not be able to satisfy or waive the Nasdaq Listing Requirement within the foreseeable future, and that the termination was effected in consequence of this determination.

As previously reported in the Current Report on Form 8-K filed with the SEC on January 29, 2025 by the Company, on October 7, 2024, the Company issued a Convertible Promissory Note to DRCR, dated October 7, 2024, in the principal amount of $150,000 (the “October 2024 Note”). The principal under the October 2024 Note accrued interest at an annual rate of 35%. The principal and accrued interest became payable on the date of written demand any time after the closing of the Company’s next financing transaction (the “Payment Date”). The Company was required to make full payment of the balance of all principal and accrued interest on the Payment Date. The Company was permitted to prepay the principal and any interest then due without penalty. If any amount was not paid when due, such overdue amount accrued default interest at a rate of 37%. In addition, the October 2024 Note provided that at any time after an event of default, the holder of the October 2024 Note was permitted to convert the outstanding principal amount plus accrued and unpaid interest into shares of the Company’s common stock, at a conversion price of $0.30 per share, subject to adjustment for stock splits and similar transactions. The conversion right was subject to prior authorization (“Exchange Authorization”) of the NYSE American, and the October 2024 Note would be amended to incorporate any modifications requested by the NYSE American in order to provide the Exchange Authorization. The October 2024 Note also contained customary representations, warranties, and events of default provisions. On March 4, 2025, the Company made full payment of the balance of all principal and accrued interest in the amount of $171,310 under the October 2024 Note.

Other than in respect to the Purchase Agreement and the October 2024 Note, there is no material relationship between the Company or its affiliates and any of DRCR or the Sellers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2025	SIGNING DAY SPORTS, INC.

/s/ Daniel Nelson
	Name:	Daniel Nelson
	Title:	Chief Executive Officer

2